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                                                                    EXHIBIT 99.1

For Immediate Release
August 13, 2003

                                                   Contact: John F. Schoenfelder
                                                                  (877) 219-1001

                        DVI TO SEEK BANKRUPTCY PROTECTION

JAMISON, PA, August 13, 2003 - DVI, Inc. (NYSE: DVI) today announced that it will seek to make a filing under Chapter 11 of United States Bankruptcy Code in the next few days. DVI has not currently secured debtor-in-possession financing. In addition, DVI's chief financial officer, Steven Garfinkel, has been placed on administrative leave and Anthony Turek and John Boyle have been assigned the functions of the office of chief financial officer. Despite extensive discussion with potential funding sources, DVI was unable to arrange for the funding required to continue operations. Its attempts to address its problems through a sale or recapitalization have been hindered by the recent discovery of apparent improprieties in its prior dealings with lenders involving misrepresentations as to the amount and nature of collateral pledged to lenders. An investigation into those improprieties has been commenced by DVI's audit committee but is not yet complete.

DVI is an independent specialty finance company for healthcare providers worldwide with $2.8 billion of managed assets. DVI extends loans and leases to finance the purchase of diagnostic imaging and other therapeutic medical equipment directly and through vendor programs throughout the world. DVI also offers lines of credit for working capital backed by healthcare receivables in the United States. Additional information is available at www.dvi-inc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995.

Any statements contained in this press release, which are not historical facts, are forward-looking statements. Such statements are based upon many important factors, which may be outside the DVI's control, causing actual results to differ materially from those suggested. Such factors include, but are not limited to, legislative and regulatory changes in general, including such changes affecting the healthcare industry, demand for DVI's services, market interest rates, pricing, market condition in the markets in which we operate, the effect of economic conditions, litigation, competition from institutions offering similar products and services, our access to funding on acceptable terms, the ability to complete financing transactions, and other risks identified in DVI's filings with the Securities and Exchange Commission.